Filed pursuant to Rule 433

March 22, 2017

Relating to

Preliminary Prospectus Supplement dated March 22, 2017 to

Prospectus dated February 27, 2015

Registration Statement No. 333-202389

Kimco Realty Corporation

Pricing Term Sheet

Issuer:	Kimco Realty Corporation
Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. and BBB+ (stable) by Standard & Poor’s Ratings Services
Aggregate Principal Amount Offered Hereby:	$400,000,000
Pricing Date:	March 22, 2017
Settlement Date:	March 30, 2017 (T+6)
Maturity Date:	April 1, 2027
Interest Payment Dates:	April 1 and October 1, commencing on October 1, 2017
Coupon:	3.800%
Price to Public:	99.637% of the principal amount
Proceeds to Issuer (before expenses and the underwriting discount):	$398,548,000
Benchmark Treasury:	2.250% due February 15, 2027
Benchmark Treasury Yield:	2.394%
Spread to Benchmark Treasury:	+145 bps
Yield to Maturity:	3.844%
Redemption Provisions:
Make-whole Call:

Prior to January 1, 2027, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+25 bps).

Par Call:

At any time on or after January 1, 2027, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R AS8/US49446RAS85
Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Citigroup Global Markets Inc. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.
Senior Co-Managers:	Mizuho Securities USA Inc. TD Securities (USA) LLC
Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

PNC Capital Markets LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

UBS Securities LLC

*   Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The Issuer has filed a registration statement (including a prospectus dated February 27, 2015 as supplemented by a preliminary prospectus supplement dated March 22, 2017) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, this communication and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus and preliminary prospectus supplement by calling Barclays Capital Inc. at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 and J.P. Morgan Securities LLC collect at 1-212-834-4533.